Exhibit 23(c)





                      CONSENT OF INVESTMENT BANKER


Jefferson Savings & Loan Association, F.A./
Crestar Financial Corporation Merger


      We consent to the use, quotation and summarization in the Regis-tration Statement on Form S-4 of our Opinion of Fairness dated September 1, 1994 and updated Opinion dated October 4, 1994, rendered to the Board of Directors of Jefferson Savings & Loan Association, F.A. ("Jefferson") in connection with the merger of Jefferson with and into Crestar Finan-cial Corporation and to the use of our name, and the statements with respect to us, appearing in the Registration Statement.


                                    /s/ SCOTT & STRINGFELLOW, INC.

Richmond, Virginia
October 4, 1994